EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D/A dated May 20, 2026 with respect to the shares of Common Stock of ACCESS Newswire Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: May 20, 2026		YORKMONT CAPITAL PARTNERS, LP

	By:	YORMONT CAPITAL MANAGEMENT, LLC its General Partner

	By:	/s/ Graeme P. Rein
Graeme P. Rein, General Partner

YORKMONT CAPITAL MANAGEMENT, LLC

	By:	/s/ Graeme P. Rein
Graeme P. Rein, Managing Member

GRAEME P. REIN

	By:	/s/ Graeme P. Rein
Graeme P. Rein